UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2011 (June 21, 2011)

OCH-ZIFF CAPITAL MANAGEMENT

GROUP LLC

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-33805	26-0354783
(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

212-790-0041

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2011, Och-Ziff Capital Management Group LLC (the “Company” or “Och Ziff”) announced that on June 22, 2011 its Board of Directors (the “Board”) appointed J. Barry Griswell and Georganne C. Proctor to the Board, effective immediately, each to serve as a Class II director until 2012. Mr. Griswell was a designee of the Class B Shareholder Committee, pursuant to the Class B Shareholders Agreement, by and between the Company and the holders of the Company’s Class B Shares, dated as of November 13, 2007.

On June 21 and June 22, 2011, Jeffrey R. Leeds and William C. Cobb, respectively, notified the Company of their decisions to resign from the Board effective June 23, 2011. Neither resignation was due to any disagreement with the Company.

Mr. Griswell is the former Chairman and Chief Executive Officer of Principal Financial Group, Inc., positions he held from 2002 to 2009 and 2000 to 2008, respectively. He remained a non-executive member of Principal Financial Group’s Board of Directors until 2010. Prior to joining Principal Financial Group in 1988, Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation. Mr. Griswell has been a member of the Board of Directors of National Financial Partners Corp. since 2010 and a member of the Board of Directors of Herman Miller, Inc. since 2004.

Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. Ms. Proctor served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Ms. Proctor has been a director of Redwood Trust, Inc., since 2006 and served on the Board of Directors of Kaiser Aluminum Corporation from 2006 to 2009.

The Board has determined that Mr. Griswell and Ms. Proctor are independent directors for purposes of the New York Stock Exchange listed company standards and the independence standards set forth in the Company’s Corporate Governance Guidelines. The Board appointed Mr. Griswell to serve as a member of each of the Audit, Compensation and Nominating, Corporate Governance and Conflicts Committees. The Board appointed Ms. Proctor to serve as a member of each of the Audit and Nominating, Corporate Governance and Conflicts Committees. In addition, the Board appointed current independent director Jerome P. Kenney as a member of the Audit Committee. The Board appointed Allan S. Bufferd to serve as Chair of the Audit Committee upon the effectiveness of Mr. Leeds’ resignation and Mr. Griswell to serve as Chair of the Compensation Committee upon the effectiveness of Mr. Cobb’s resignation.

As independent directors, Mr. Griswell and Ms. Proctor will each receive a $50,000 annual cash retainer for service on the Board and will be reimbursed for reasonable costs and expenses in attending meetings of the Board and committees thereof. In addition, Mr. Griswell will receive a $10,000 annual cash retainer for service as the Chair of the Compensation Committee. Mr. Bufferd will receive a $20,000 annual cash retainer for service as the Chair of the Audit Committee.

As independent directors, the Board has approved a grant to each of Mr. Griswell and Ms. Proctor of 20,121 Class A Restricted Share Units (“RSUs”). For both Mr. Griswell and Ms. Proctor, their RSUs will vest in equal installments on each of the first, second and third anniversaries of July 1, 2011, subject to their continued service as members of the Board through each such applicable vesting date.

A copy of the Company’s press release announcing both the appointments of Mr. Griswell and Ms. Proctor and the resignations of Messrs. Leeds and Cobbs is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release of the Company, dated June 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Joel M. Frank
Joel M. Frank
Chief Financial Officer

June 24, 2011

Exhibit Index

Exhibit No.	Description

99.1	Press release of the Company, dated June 24, 2011.